GUIDELINES FOR BUSINESS CONDUCT

Applicability: All Officers, Directors and Employees of Mason Street Advisors and Certain Associated Persons	Last Amended Date: December 31, 2017 (Updated “Contacts” effective June 1, 2023)
Regulatory Authority: Rule 204A-1 of the Investment Advisers Act of 1940	Owner: Managed Investments Compliance Team
Contacts: Managed Investments Compliance Team Phoutt Hord (665-4175) Greg Hoffmann (665-5192) Heidi Baier (665-6295) Jon Viard (665-8929) Mike Conmey (665-3487)

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Table of Contents
I.INTRODUCTION    3
II.STANDARD OF CONDUCT AND GUIDING PRINCIPLES    3
III.COMPLIANCE WITH LAWS AND REGULATIONS.    4
IV.COMPLIANCE WITH CLIENT INVESTMENT MANDATES AND OTHER DIRECTIVES.    5
V.CONFLICTS OF INTEREST    5
Positions and Affiliations with Public and Private Companies.    6
Positions with Non‐Profit or Governmental Organizations.    6
Relationships with Organizations Involved in the Issuance or Sale of Securities.    6
Fiduciary Appointments and Creditors Committees.    7
Vendor Relationships.    7
Personal Interests or Interlocking Relationships    7
Conflicts among Client Interests.    7
Competing with Client Trades; Transactions with Clients Prohibited    7
Disclosure of Personal Interests.    8
Client Brokerage and Trade Execution.    8
VI.PERSONAL SECURITIES TRANSACTIONS.    8
VII.INSIDER TRAINING    8
VIII.GIFTS AND ENTERTAINMENT    9
IX.POLITICAL ACTIVITIES AND CONTRIBUTIONS; USE OF CORPORATE FUNDS.    9
X.CONFIDENTIALITY    9
XI.DISABLING CONDUCT OF SUPERVISED PERSONS.    10
XII.COMPLIANCE WITH ANTITRUST LAWS.    10
XIII.FORM ADV DISCLOSURE, REPORTING OF VIOLATIONS AND RECORDKEEPING    11
XIV.AMENDMENT, ADMINISTRATION AND ENFORCEMENT    12
XV.OTHER INFORMATION    12
XVI.DEFINITIONS    12

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I.INTRODUCTION

The guidelines contained in these Guidelines for Business Conduct (the “Guidelines”) are designed to satisfy the requirement of Rule 204A‐1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Rule requires that Mason Street Advisors, LLC (“MSA”) adopt a code of ethics reflecting its fiduciary obligations to clients and compliance with the federal securities laws. The Guidelines, together with the guidelines set forth in The Northwestern Mutual Life Insurance Company’s (“Northwestern Mutual’s”) Guidelines for Business Conduct, MSA’s Personal Trading Policy and certain other policies identified herein, establish the standards of business conduct that MSA requires of all of its “Supervised Persons.”1

Compliance with the Guidelines is considered a condition of employment or association with MSA. Although the Guidelines are intended to provide guidance as to whether or not certain actions or practices are permissible, it does not cover every issue that may be faced, nor does it cover all policies and procedures to which a Supervised Person is subject. It is your responsibility to seek out the advice of a member of the Managed Investments Compliance Team if you have questions regarding the applicability of any policy to any circumstances. The names and contact numbers for the members of the Managed Investment Compliance Team are set out on the first page of the Guidelines. You will be required to certify annually that you have read and understand the Guidelines and will comply with its requirements.

Any breach of a Supervised Person’s reporting or other obligations under the Guidelines may constitute grounds for disciplinary action, including warnings, fines, disgorgements, suspensions, demotions, and termination of a Supervised Person’s employment or other association with MSA. In addition to these sanctions, a breach may result in referral to and sanctions by civil or criminal authorities.

MSA’s CCO shall provide or make available to each of MSA’s Supervised Persons a copy of these Guidelines and any amendments thereto.

II.STANDARD OF CONDUCT AND GUIDING PRINCIPLES

All directors, officers and employees of MSA are expected to act with the highest standards of personal and professional honesty and integrity, and to comply with all applicable laws, rules and regulations in all matters related to the business activities of MSA. You are also expected to promote
1 The term “Supervised Persons” includes MSA’s directors (including independent directors), officers and employees and certain other associated individuals. Some provisions of the Guidelines supplement or amplify Northwestern Mutual’s Guidelines for Business Conduct and other Northwestern Mutual policies. Other provisions are specific to the business activities of MSA.

2 This is in addition to any reporting obligations that a Supervised Person may have under other policies of Northwestern Mutual or any companies affiliated with MSA or any voluntary reporting of information to the Ethics Resource Center of Northwestern Mutual.

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lawful, honest and ethical conduct in all aspects of MSA’s business.

MSA, as an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Advisers Act, has a fiduciary relationship with its advisory clients. As a fiduciary, MSA has an absolute duty of undivided loyalty, fairness and good faith towards its clients and a corresponding obligation to (i) refrain from taking any action or seeking any benefit for themselves which would, or which would appear to, prejudice the rights of any client or conflict with his or her best interests, and (ii) disclose any known actual or potential conflict between the interests of the client and MSA arising out of its business activities. In addition, client interests must always be placed ahead of personal interests or MSA’s interests.

The following principles should guide the conduct of all Supervised Persons of MSA:

•The duty of undivided loyalty, fairness and good faith toward clients.
•The obligation to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or conflict with the client’s best interests.
•The principle that all information received or created during the course of performing investment advisory and management services is confidential and should be safeguarded as such, unless a clear exception applies or the client has otherwise approved the disclosure.
•The responsibility to conduct all personal securities transactions in a manner that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility.
•The responsibility not to transact in a company’s securities in violation of applicable policies and procedures.
•The duty to make fair and accurate disclosure in reports and documents.
•The responsibility to foster, by words and actions, a culture that encourages openness, integrity, honesty and trust, and a respect for law and compliance with applicable rules and regulations.

III.COMPLIANCE WITH LAWS AND REGULATIONS.

It is the policy of MSA that all of its Supervised Persons comply with the Advisers Act and regulations that the SEC adopts under the Advisers Act, as well as with all other applicable state and federal laws and regulations. Supervised Persons should be aware that MSA is also subject to additional laws and regulations by virtue of regulations governing the business activities of its clients, including but not limited to their investment activities (e.g., the Series Funds).

MSA has implemented policies and procedures designed to ensure compliance with laws and regulations applicable to its investment advisory activities, including written policies and procedures that are designed to satisfy the requirements of Rule 206(4)‐7 under the Advisers Act. It is MSA’s responsibility to communicate these policies and procedures to its Supervised Persons as appropriate and the responsibility of such Supervised Persons to strictly adhere to those policies and procedures.

In addition to the Advisers Act, MSA may be subject to regulation under the following:

•The Securities Act of 1933
•The Securities Exchange Act of 1934
•The Investment Company Act of 1940

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•The Employee Retirement Income Security Act of 1974

Other laws that may be applicable depending on the nature of MSA’s investment advisory activities, its organizational structure and the nature or activities of its clients include, but are not limited to:

•State insurance and securities laws, including certain reporting and anti‐fraud provisions.
•Provisions of the Internal Revenue Code and state and foreign tax laws that govern specific activities of certain types of clients.
•Federal, foreign and state laws applicable to companies in which client assets are invested that operate regulated business including, for example, gaming, broadcasting, utilities, insurance and financial services.
•Provisions of the Sarbanes – Oxley Act pertaining to destruction, alteration and falsification of records in federal investigations and bankruptcies and obstruction of justice.
•Regulation S‐P provisions protecting the privacy of individuals.
•Provisions of the Commodity Exchange Act affording an exemption to SEC‐registered investment advisers.
•Federal and state antitrust laws.
•Federal and state trademark and copyright laws.
•The Federal Racketeer Influenced and Corrupt Organizations Act (“RICO”) and other laws making certain activities a crime under Federal and/or state law.

IV.COMPLIANCE    WITH    CLIENT INVESTMENT    MANDATES    AND    OTHER DIRECTIVES.

MSA is required to provide investment advice consistent with the investment mandates and other directives of clients. It is the responsibility of MSA’s employees, who are responsible for exercising investment discretion on behalf of clients, to be familiar with, understand and follow these mandates and directives insofar as they are not inconsistent with the Guidelines and MSA’s other policies and procedures. Client mandate packets are being prepared for each client that set forth the investment directives for each client.

V.CONFLICTS OF INTEREST.

There are numerous ways in which your activities can present possible conflicts of interest. Such activities, whether or not they result in even incidental harm to a client’s investment position, are inherently incompatible with your duties and responsibilities. Additionally, you should avoid affiliations and activities which would conflict with your fiduciary duties to clients, impair the independence of investment advice provided to clients or adversely affect judgments made with respect to business activities.

In furtherance of this principle, you may not use your position at MSA or Northwestern Mutual for personal benefit. In addition, you are prohibited from providing special services or benefits for others, or for themselves or co‐workers, if such services or benefits are not fully consistent with the best interests of clients.

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The following policies deal with specific conflicts of interest. These policies supplement policies set forth in Northwestern Mutual’s Guidelines for Business Conduct.

Personal Conflicts of Interest.

Positions and Affiliations with Public and Private Companies.

You should avoid taking a position with another company (e.g., director, officer, partner, trustee, employee, consultant or independent contractor) which would interfere with your responsibilities to, or the business activities of, MSA or impair the independence of investment advice provided to MSA’s clients. In all cases, every position with a public or private company must be pre‐ approved by MSA’s President and a member of the Managed Investments Compliance Team must be informed. Depending on the circumstances, you may be prohibited from taking the position. In the event you have a position with a private company, you may be required to resign from that position, either immediately or at the end of the current term, if the company goes public during such term. Notwithstanding the foregoing, Independent Directors shall notify MSA no less frequently than annually of any such positions held by the director, including positions as a director of a public company. The positions and affiliations of the President shall be pre-approved by MSA’s CCO.

Positions with Non‐Profit or Governmental Organizations.

Although Supervised Persons are encouraged to become involved in civic affairs, they should not allow such activities to interfere with their responsibilities to, or adversely affect the business of, MSA, nor impair the independence of investment advice provided to Clients. Accordingly, you must consult with the President of MSA and inform a member of the Managed Investments Compliance Team before accepting a position with a non-profit or governmental organization, if such activities could interfere with your responsibilities to, or adversely affect the business of, MSA or impair the independence of investment advice and other services provided to clients. You must always inform MSA’s President and the Managed Investments Compliance Team if you are a member of an investment committee for any non-profit or governmental organization. Notwithstanding the foregoing, Independent Directors shall notify MSA no less frequently than annually of any such positions held by the director. The positions and affiliations of the President shall be pre-approved by MSA’s CCO.

Relationships with Organizations Involved in the Issuance or Sale of Securities.

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You are prohibited from investing in or entering into any relationship (other than as a retail customer or owner of public securities), either directly or indirectly with any corporation, partnership, or other entity that is engaged in business as a broker, a dealer, an underwriter and/or an investment adviser. This prohibition extends to registration and/or licensure with an organization unaffiliated with MSA. In addition, if any member of your Immediate Family is an officer of, or has a partnership or other interest (other than as a holder of public securities) in, any such organization, the relationship must be reported to the Managed Investments Compliance Team. These limitations do not apply to investments by an Independent Director or his or her Immediate Family.

Fiduciary Appointments and Creditors Committees.

You may not, either personally or on behalf of a client, accept an executorship, trusteeship or power of attorney (other than with respect to a family member, including domestic partners) or serve on a creditors committee without the pre‐approval of MSA’s President. Any such roles of MSA’s President must be approved by MSA’s CCO.

Vendor Relationships.

If you are going to be involved in the selection of a vendor to supply goods or services to MSA or any of its clients, you must first disclose in writing to MSA’s President and a member of the Managed Investments Compliance Team the existence of any on‐going personal or family relationship or ownership interest with the vendor or any of its employees. The receipt of cash or non‐cash compensation of any kind for being involved in the selection of a vendor, other than compensation received in connection with one’s association or employment with MSA, is strictly prohibited.

Personal Interests or Interlocking Relationships.

As a general rule, MSA does not enter into transactions with its own directors or employees nor with enterprises in which they have material ownership or personal interests or interlocking relationships. In addition, favoring a company in which you (or your friends or relatives) have made personal investments over the interests of any client is strictly prohibited. Please also refer to Northwestern Mutual’s policies on transactions involving conflicting relationships included in its Guidelines for Business Conduct.

Client‐Related Conflicts of Interest.

Conflicts among Client Interests.

Favoring the interests of one client over another client is prohibited, and you are required to strictly adhere to any policies and procedures established by MSA or MSA’s clients that are designed to avoid such favoritism including, for example, policies and procedures relating to the allocation of investment opportunities and securities across client accounts.

Competing with Client Trades; Transactions with Clients Prohibited.

You are prohibited from using knowledge about pending or currently considered securities transactions for clients generated either by MSA or a sub-adviser, to profit personally, whether directly or indirectly. You are also prohibited from knowingly selling to, or purchasing from a client, any security or other property, except public securities issued by a client that is a public company or life insurance policies or annuities issued by Northwestern Mutual.

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Disclosure of Personal Interests.

You are prohibited from recommending, implementing or communicating any investment decision or advice for a client without having first disclosed any personal material interest in the investment to a member of the Managed Investments Compliance Team. A personal material interest is beneficial ownership of securities (including derivatives, options, warrants and rights), a position as a director or officer, a beneficiary or party of any significant contract, or any other interest or relationship that is likely to, or could appear to, affect your judgment. You may not fail to timely recommend, implement or consider any investment decision or advice for a client in order to avoid an actual or apparent conflict involving a personal material interest.

Client Brokerage and Trade Execution.

The policies of MSA regarding client brokerage and trade execution, including policies regarding allocation, best execution and soft dollars, are set forth in its compliance policies and procedures. If you are in a position to make, influence or implement recommendations regarding, or influence brokerage and trade execution decisions on behalf of, clients, you must be fully knowledgeable and strictly adhere to these policies and procedures.

VI.PERSONAL SECURITIES TRANSACTIONS.

Officers, directors and employees of MSA who have access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of the Series Fund, or who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic, and certain others associated with MSA and deemed by MSA’s CCO as so-called “access persons,” are subject to special additional rules that are designed to ensure that their personal securities transactions are conducted in such a way so as not to conflict with clients’ interests. These rules are set forth in MSA’s Personal Trading Policy (”PTP”). All MSA employees are subject to, and are required to be familiar with, the PTP.

VII.INSIDER TRAINING.

MSA is subject to various state and federal civil and criminal laws and regulations prohibiting fraud generally and other laws and regulations specifically prohibiting the trading on, or communication of, material inside and nonpublic information about companies and their securities (including mutual funds and variable annuity and variable insurance products). Some of these laws and regulations are applicable to the investing public generally and others are implicated because MSA is an SEC-registered adviser and it advises registered investment companies.

The Advisers Act requires each investment adviser registered with the SEC, taking into consideration the nature of the individual adviser’s business, to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material and non-public information by MSA or its Supervised Persons. The term “material, nonpublic information” is interpreted broadly by the SEC to cover not only information about securities issuers, but also MSA’s securities recommendations and its clients’ securities holdings. The potential penalties for violating insider trading laws are severe and include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

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It is MSA’s policy to prohibit Supervised Persons from trading in securities, either personally or on behalf of others, while in possession of material, nonpublic information. Supervised Persons also are prohibited from communicating material nonpublic information to others in violation of the law.

More complete information about this policy, including information about the procedures for administering and enforcing this policy, are included in MSA’s Policy Statement on Insider Trading and Guidelines for Managing Investment-Related Information. These procedures must be strictly adhered to by all Supervised Persons.

VIII.GIFTS AND ENTERTAINMENT.

Accepting gifts, entertainment or gratuities offered by a person or firm doing business with or seeking to do business with MSA or its affiliates can put you in the position of feeling obligated to that person or firm. This may create a conflict of interest. You must avoid any conflict or even the appearance of a conflict of interest in your business affairs as well as in your interaction with those with whom you do business on behalf of MSA. As a general rule, gifts, favors, entertainment, hospitality, or other gratuities are discouraged. Details regarding the receipt of gifts, entertainment and/or gratuities, including related prohibitions and reporting requirements, are set forth in MSA’s Policies and Procedures on the Receipt of Gifts and Entertainment. The procedures must be strictly adhered to by all Supervised Persons.

IX.POLITICAL ACTIVITIES AND CONTRIBUTIONS; USE OF CORPORATE FUNDS.

Generally speaking, in making political or charitable donations, you must never allow the present or anticipated business relationships of MSA or its affiliates to be a factor in such solicitation. Additionally, you are prohibited from making charitable contributions on behalf of a client, prospective client or any person having a business relationship with MSA.

Rule 206(4)-5 of the Advisers Act was adopted to curb so-called “pay-to-play” schemes where investment advisers make political contributions to various state and local officials or candidates in order to gain a potential advantage in being selected to manage assets of government entities such as public pension funds. MSA has adopted Policies and Procedures for Political Contributions which apply to “Covered Officers” and which are designed to govern conduct in connection with political contributions in compliance with applicable SEC rules. As required, the procedures include certain restrictions as well as monitoring and reporting requirements. Please refer to those policies and procedures before making any political contributions to determine if they are permissible, if any limitations apply, and any applicable reporting obligations.

No funds, corporate or otherwise, may be used for kickbacks, bribes or any other unlawful purpose and all Supervised Persons are subject to and should refer to Northwestern Mutual’s “Guidelines for Business Conduct – Proper Use of Company Funds” for additional information.

X.CONFIDENTIALITY.

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Firm Duties.

As a fiduciary, MSA is required to keep in strict confidence the identity of each current, prospective and past client, and the client’s security holdings and financial circumstances and the investment advice the client is furnished for so long as such information is nonpublic, unless the client agrees or instructs otherwise. In addition, MSA is required to adhere to applicable laws and regulations governing the treatment and handling of confidential information. To ensure compliance with the requirements of these laws and regulations and because confidential treatment of client and business information is essential to the services performed by MSA, MSA has adopted various policies and procedures that must be strictly followed, including privacy procedures, procedures pertaining to handling, treatment and retention of confidential records, and procedures pertaining to the sharing of confidential information with third parties. These policies and procedures can be found in MSA’s Compliance Manual under the Section titled “Employee Conduct and the Protection of Non-Public Information” (referred to herein as the “Confidentiality Procedures”).

Supervised Person Duties.

You are expressly prohibited from disclosing confidential information in violation of MSA’s Confidentiality Procedures. It is the responsibility of each Supervised Person to understand and strictly follow the Confidentiality Procedures. Where the Confidentiality Procedures rely on physically securing information and/or the creation of “internal walls” by restricting access to information and prohibiting the sharing of information with persons employed elsewhere in Northwestern Mutual except for legitimate business purposes, those provisions must be strictly complied with.

XI.DISABLING CONDUCT OF SUPERVISED PERSONS.

Because of the regulated nature of the business activities of MSA and its affiliates, there are limitations that prevent individuals from being officers, directors or employees if they have been convicted of certain felonies or misdemeanors or have been the subject of certain other “disabling conduct.” It also is necessary for MSA to periodically verify compliance with applicable laws, regulations, policies and procedures. Accordingly, you are required to provide timely, accurate and complete personal information to MSA by completing periodic questionnaires and satisfying certain other affirmative disclosure requirements. You shall promptly notify MSA’s CCO in the event you are charged with any felony or misdemeanor involving fraud or dishonesty, or are the subject of any investigation by a regulatory agency.

XII.COMPLIANCE WITH ANTITRUST LAWS.

The federal and state antitrust laws were enacted to encourage free, fair and open business competition. You are required to comply with these laws and Northwestern Mutual’s Antitrust Guidelines. Whenever a competitive situation or relationship suggests a possible conflict with these laws or Guidelines, Northwestern Mutual’s Law Department should be consulted for further information and guidance.

These laws and Guidelines must be strictly complied with whenever discussing or making any agreement with other members of the investment management, mutual fund or securities industry including which securities to buy or sell and under what circumstances they should be bought or sold,

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or about the manner in which securities products or services should be sold. Any discussion or direct exchange of current nonpublic or public information about prices, salaries, fees, or terms and conditions of services should be avoided, except under the specific advice and direction of Northwestern Mutual’s Law Department. Any activities that suggest, or might be perceived to suggest, involvement with any other party in any threats to “boycott” or “blackball” new offerings or services should be avoided.

XIII.FORM ADV DISCLOSURE, REPORTING OF VIOLATIONS AND RECORDKEEPING

Form ADV Disclosure.

MSA shall include in its Form ADV in such form as is satisfactory to its CCO a description of these Guidelines and a statement that a copy of these Guidelines will be provided to any client or prospective client upon request. The CCO shall be responsible for ensuring that the aforesaid disclosure is reviewed and updated, if and when appropriate.

Reporting of Violations.

You are required to report known violations of the Guidelines promptly to MSA’s CCO. Reportable violations include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of MSA’s business activities governed by the Guidelines; material misstatements in regulatory filings, internal books and records and client records or reports; activity that is harmful to clients; and deviations from required controls or procedures that safeguard clients, MSA, and its affiliates. All reports shall be treated confidentially to the extent permitted by applicable law and investigated promptly and appropriately. Reports may be submitted through Northwestern Mutual’s Ethics Resource Center to ensure anonymity. Any retaliation against a Supervised Person who reports a violation is prohibited and constitutes a further violation of the Guidelines.
Recordkeeping.

1.Records under the Advisers Act. MSA’s CCO shall ensure that the following records pertaining to the Guidelines are maintained.

•A copy of the Guidelines and any amendments thereto;
•A record of any identified violation of the Guidelines, and of any action taken as a result of the violation;
•A record of all written acknowledgements of receipt of the Guidelines and amendments thereto from each individual who is currently, or within the past five years was, a Supervised Person; and
•A record of any decision that grants Supervised Persons an approval, a waiver from or exception to the any requirement of the Guidelines.

2.Records under the Investment Company Act. MSA, as investment adviser to Northwestern Mutual Series Fund, Inc., shall also maintain a copy of reports provided to the Series Fund’s board of directors pursuant to Rule 38a-1 of the Investment Company Act (“1940 Act”).

3.Retention Period.    Copies of the Guidelines (and any amendments thereto) must be

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kept for five years after the last date it was in effect. Copies of Supervised Person Acknowledgements of the Guidelines must be kept for five years after the date they cease to be Supervised Persons. Each other record shall be maintained for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record. All records shall be kept for the first two years in an appropriate office of MSA designated by its CCO and thereafter in an easily accessible place.

XIV.AMENDMENT, ADMINISTRATION AND ENFORCEMENT

Amendment.

The Guidelines (and any amendments thereto) shall be approved in accordance with applicable provisions of governing instruments or board resolutions of MSA. MSA is required to provide each of its Supervised Persons a copy of the Guidelines and any amendments thereto, and to obtain from each such person (i) an acknowledgement of their receipt of the Guidelines and any amendments, an (ii) an annual certification that he or she has read and understood the Guidelines.

Administration and Enforcement.

MSA’s CCO is responsible for developing, implementing and administering written supervisory and compliance procedures, and appropriate educational or training programs, reasonably designed to ensure that MSA’s Supervised Persons adhere to the requirements of these Guidelines.

Confidentiality.

All procedures, reports and records monitored, prepared or maintained pursuant to the Guidelines shall be considered confidential and proprietary and shall be maintained and protected accordingly.

XV.OTHER INFORMATION

The Guidelines are intended solely for internal use by MSA and its Supervised Persons and neither the Guidelines nor any records or other documentation created or obtained in accordance with its requirements (i) shall constitute an admission, by or on behalf of MSA, its affiliates or its Supervised Persons, as to any fact, circumstance or legal conclusion, or (ii) form the basis for describing or defining any conduct by an individual or organization that should result in such individual or organization being liable to any other person, except insofar as the conduct of an individual in violation of the Guidelines may constitute sufficient cause for any sanction imposed under the Guidelines up to and including termination of his or her employment or other association with MSA or its affiliates.

XVI.DEFINITIONS

“Immediate Family” generally means any relative by blood or marriage living in the individual’s household, any domestic partner or other minor child residing in his or her household and, whether or not living in the individual’s household, any other relative with respect to whose investments the individual has influence or control.

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“Independent Director” means MSA directors that are not officers or employees of MSA or officers, directors or employees of any affiliated person of MSA.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of MSA, or other person who provides investment advice on behalf of MSA and is subject to its supervision or control.

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